Exhibit 99.1

IFX ANNOUNCES PRELIMINARY PROPOSAL TO GO PRIVATE

Miami – March 17, 2003

IFX Corporation (“IFX”) (OTCBB: FUTR.OB, www.ifxcorp.com) reported that its Board of Directors has approved a reverse stock split that would have the effect of terminating the Company’s obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission. In connection with the reverse stock split, stockholders of record holding less than one share after the reverse split would receive a cash payment equal to $0.12 for each share of common stock they currently hold. The Company’s Board of Directors has proposed a reverse stock split at a ratio ranging from 100 to 1 to 300 to 1. The completion of the transaction is subject to stockholder approval. Assuming approval by a majority of the Company’s stockholders, the Board will determine the final reverse stock split ratio, and the Company’s stock will begin trading on a post-split basis. The Company incurs substantial costs associated with being a public company, such as accounting and legal fees, which would decrease significantly after the Company deregisters its common shares.

It is anticipated that as a result of the reverse stock split, the Company will have fewer than 300 holders of record of the Company’s common stock, allowing the Company to deregister its common shares with the SEC. Stockholders owning one or more shares of the Company’s common stock following the reverse stock split would not receive any cash payment and would remain stockholders of the Company. Upon termination of the registration of the Company’s common stock with the SEC, the Company does not expect its common stock to be quoted on the OTC Bulletin Board.

The Company also announced that on March 6, 2003, it issued $500,000 of Convertible Promissory Notes to UBS Capital Americas its controlling stockholder. The Notes mature on March 1, 2008 and carry an interest rate of ten percent per annum. At any time UBS Capital Americas can convert the Notes into shares of the Company’s Series D Convertible Preferred Stock or, if necessary under Delaware law, a new class of preferred stock at a conversion price equal to $1.20 per share. Alternatively, UBS Capital Americas can convert the Notes into a convertible debt or equity security the Company may issue in the future.

Finally, the Company also reported that the put option previously provided to UBS Capital Americas and set to expire on February 19, 2003 was extended to August 19, 2003. The put option provides the right to UBS and the other Tutopia.com, Inc. preferred and common shareholders to exchange their equity investment in Tutopia for shares of IFX’s preferred at an exchange ratio of approximately 0.70 shares of IFX for each share of Tutopia.

As previously reported, the independent auditors’ report with respect to IFX’s audited consolidated financial statements for the fiscal year ended June 30, 2002 contained an explanatory paragraph relating to IFX’s ability to continue as a going concern. Although IFX raised $4.0 million in September and October 2002 and $500,000 in March 2003 through the issuance of convertible promissory notes, the Company can provide no assurances that it will be able to continue raising funds on acceptable terms, or at all, and the Company’s inability to raise sufficient funds in the future would affect its ability to meet its working capital needs, satisfy capital and operating lease obligations and would cause the Company to eliminate capital expenditures.

ABOUT IFX CORPORATION

IFX Corporation (“IFX”) (OTCBB: FUTR.OB, www.ifxcorp.com) is a Latin American Network Service Provider. The Company’s operations are headquartered in Miami Lakes, Florida. IFX operates a pan-regional Internet Protocol network that is marketed under the IFX Networks brand name, provides Internet network connectivity and offers a broad range of value-added services to multinationals, Internet Service Providers, telecommunications carriers and small to medium-sized businesses in Latin America. Although the Company’s primary focus is to pursue multinational businesses, carriers and small to medium-sized businesses in Latin America, the Company continues to provide consumer Internet products and services.

IFX offers network solutions that include region-wide wholesale and private label Internet access, dedicated fixed wireline and wireless Internet access, unlimited dial-up roaming access to IFX Network’s POPs throughout the Latin American region, web design, web-hosting and co-location, dial-up local area network, or LAN services, and virtual private network, or VPN services, and full technical support.

This news release contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual events or results to differ materially from those indicated from such forward-looking statements. The Company wishes to caution you that these forward-looking statements addressing, for example, the timing, costs and scope of the Company’s acquisition of, or investments in, existing or future ISPs, the revenue and profitability levels of the ISPs in which the Company invests, the anticipated reduction in operating costs, the economic, political, currency and other risks associated with international operations, especially in Latin America, IFX’s ability to attract significant additional financing and continue to incur losses and negative cash flow from operations, IFX’s intention to effectuate a reverse stock split and deregister its common shares, and other matters contained herein regarding matters that are not historical facts, are only predictions. In addition, the auditors’ report on IFX’s June 30, 2002 consolidated financial statements contained an explanatory paragraph relating to IFX’s ability to continue as a going concern and the Company has recently been delisted from the Nasdaq Small Cap Market. Order imbalances or selling pressure may result from the Nasdaq delisting and the trading of IFX common stock on the OTCBB. Additional risk factors that could affect IFX’s financial results are set forth in IFX’s reports and documents filed from time to time with the Securities and Exchange Commission. The Company can give no assurance that the future results indicated, whether expressed or implied, will be achieved. These projections and other forward-looking statements are based upon a variety of assumptions relating to the Company’s business, which, although the Company considers reasonable, may not be realized. Because of the number and uncertainties of the assumptions underlying the Company’s projections and forward-looking statements, some of the assumptions may not materialize and unanticipated events and circumstances may occur subsequent to the date of this report. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. The inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any person. These estimates and projections may not be realized, and actual results may vary materially.

For more information:

IFX Corporation

Joel M. Eidelstein

President

Tel: (305) 512-1100